                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-61922


                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MAY 30, 2001)

                              THE IT GROUP, INC.

                        800,000 SHARES OF COMMON STOCK

                                ---------------

     This prospectus supplement relates to the resale by holders of our common stock. This prospectus supplement should be read in conjunction with the prospectus dated May 30, 2001, which is to be delivered with this prospectus supplement.

     The Selling Stockholders and the number of shares of common stock held by each and registered pursuant to this prospectus supplement are set forth in Exhibit A annexed hereto and incorporated herein by reference. The information appearing under the heading "Selling Stockholders" in the prospectus dated May 30, 2001 is hereby amended to include the list of Selling Stockholders set forth in Exhibit A hereto.

                                ---------------

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. PLEASE REFER TO THE SECTION "RISK FACTORS" ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THESE RISKS.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

            The date of this prospectus supplement is July 31, 2001.


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                                   EXHIBIT A
                                   ---------

                                                                                        Shares Beneficially Owned if
                                         Number of Shares                              All Shares Registered Are Sold
Name of Selling Stockholder and         Beneficially Owned     Number of Shares        -------------------------------
Principal Positions with the Company   Prior to Offering(7)       Registered               Number          Percent
------------------------------------   --------------------    ----------------        -------------   ---------------
Dennis N. Galligan(8)                         40,907                 34,354                  6,553             *
 Senior Vice President
James G. Kirk(9)                              52,387                 31,227                 21,160             *
 Senior Vice President
Ann P. Harris(10)                             57,207                 30,956                 26,251             *
 Senior Vice President
Thomas R. Marti(11)                           76,493                 37,226                 39,267             *
 Senior Vice President
Kevin R. Smith(12)                            85,600                 34,099                 51,501             *
 Senior Vice President
Harry J. Soose(13)                            66,514                 33,602                 32,912             *
 Senior Vice President
David T. Igata (14)                           10,269                  7,025                  3,244             *
 Vice President
Benjamin J. Kosek (15)                        31,476                  9,185                 22,291             *
 Vice President
David C. McMurtry (16)                         9,936                  7,564                  2,372             *
 Vice President
Drew E. Park, Jr. (17)                        24,963                  8,646                 16,317             *
 Vice President
Richard A. Peluso (18)                        14,569                 10,536                  4,033             *
 Vice President
Mark H. Shipps (19)                            9,915                  8,915                  1,000             *
 Vice President
Stephen J. Connolly (20)                      43,000                 32,037                 10,963             *
 Vice President
James R. Mahoney (21)                         84,894                 25,515                 59,379             *
 Senior Vice President
Robert Newberry (22)                           9,726                  9,726                      0             *
 Executive Vice President
John S. Paquette (23)                          9,213                  9,213                      0             *
 Vice President
Raymond J. Pompe (24)                         73,919                 26,683                 47,236             *
 Senior Vice President
Philip O. Strawbridge (25)                   108,154                 23,327                 84,827             *
 Senior Vice President and
 Chief Administrative Officer

 * Indicates ownership of less than 1%.

(7) The number of shares of common stock beneficially owned includes shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of June 30, 2001
(8) Mr. Galligan joined the Company as a Vice President in 1998, and was named Senior Vice President, Solid Waste, in March 2000.
(9) Mr. Kirk has been our General Counsel and Secretary since September 1996 and was named Senior Vice President in July 1999.
(10) Ms. Harris was named Vice President, Human Resources, in 1997 and Senior Vice President, Human Resources, in July 1999.
(11) Mr. Marti was named Vice President, Construction and Remediation Projects and Services, in 1996 and Senior Vice President, Hazardous, Toxic and Radiological Waste, in March 2000.
(12) Mr. Smith was named Vice President, Business Development, in 1995 and Senior Vice President, Business Development, Marketing and Strategic Planning in March 2000.
(13) Mr. Soose was named Vice President, Controller, in 1995 and Senior Vice President and Chief Financial Officer in July 1999.
(14) Mr. Igata was named Vice President in July 1999.
(15) Mr. Kosek was named Vice President of IT Corporation in September 1995.
(16) Mr. McMurtry was named Vice President in May 2001.
(17) Mr. Park was named Vice President in November 1996.
(18) Mr. Peluso was named Vice President of IT Corporation in July 1999.

(19) Mr. Shipps was named Vice President of IT Corporation in July 1999.
(20) Mr. Connelly was named Vice President of IT Corporation in June 1999.
(21) Mr. Mahoney joined the Company in January 1991 as Senior Vice President and Director of Technology and was named Senior Vice President, Corporate Development and Sales in April 1992, and Senior Vice President, Technical Operations and Corporate Development in March 1995.
(22) Mr. Newberry was named Executive Vice President in June 1997.
(23) Mr. Paquette was named Vice President in December 1998.
(24) Mr. Pompe joined the Company in 1988 as Vice President, Construction and Remediation and was named Senior Vice President, Project Operations in March 1995.
(25) Mr. Strawbridge joined the Company as Senior Vice President and Chief Administrative Officer in May 1998.